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                                                          EXHIBIT 23.2


                          [Goldman, Sachs Letterhead]




PERSONAL AND CONFIDENTIAL
-------------------------

November 15, 1996

Board of Directors
Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101

Re: Joint Proxy Statement - Prospectus on Form S-4

Gentlemen:

Attached is our opinion letter dated November 15, 1996, with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $1 per share (the "Shares"), of Boatmen's Bancshares, Inc. (the "Company") of the Stock Consideration and Cash Consideration (as defined below) to be received for Shares pursuant to the Agreement and Plan of Merger dated as of August 29, 1996, by and between NationsBank Corporation ("NationsBank") and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with a wholly owned subsidiary of NationsBank and each outstanding Share not owned by NationsBank will be converted into a number of shares of Common Stock, no par value per share, of NationsBank determined as set forth in the Agreement (the "Stock Consideration") or an amount of cash determined as set forth in the Agreement (the "Cash Consideration").

The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our written prior consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under "Summary - Opinion of Boatmen's Financial Advisors", "The Merger - Reasons of Boatmen's for the Merger" and "The Merger - Opinion of Boatmen's Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement - Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.